Exhibit j

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

CitiFunds Trust I:

We consent to the use of our report, incorporated herein by reference, dated December 16, 2005, for Smith Barney Emerging Markets Equity Fund, a series of CitiFunds Trust I, as of October 31, 2005 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG

New York, New York

February 22, 2006